Exhibit 10.5

CONSULTING AGREEMENT

     This Consulting Agreement (hereinafter “Agreement”) made and entered into this 10th day of May, 2004 (the “Effective Date”) by and between aaiPharma Inc., a Delaware corporation, having its principal place of business at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, including its subsidiaries, (hereinafter “aaiPharma”) and William L. Ginna, Jr., with an address of 1200 Clipper Lane, Wilmington, NC 28405 (hereinafter “Consultant”).

W I T N E S S E T H

     WHEREAS, aaiPharma desires to have Consultant perform certain consulting services for and on behalf of aaiPharma;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SERVICES

     Consultant shall render consulting services as reasonably requested by the Chief Executive Officer involving activities that Consultant was engaged in on behalf of aaiPharma prior to the Effective Date or as otherwise agreed to by Consultant and aaiPharma’s Chief Executive Officer. Consultant agrees that he shall be available during aaiPharma’s normal business hours May 11, 2004 through May 10, 2005.

ARTICLE II
COMPENSATION

     aaiPharma Inc. shall pay Consultant the Consulting Payment as that term is defined in the letter dated May 10, 2004 from aaiPharma to Consultant (the “Letter Agreement”).

ARTICLE III
TERM AND TERMINATION

     This Agreement shall commence on May 11, 2004 and terminate on May 10, 2005 unless terminated earlier as set forth in the Letter Agreement.

ARTICLE IV
CONFIDENTIALITY

     The terms of the Confidentiality Agreement dated February 1, 2000 between Consultant and aaiPharma Inc. are incorporated herein by reference.

CONSULTING AGREEMENT

ARTICLE V
RELATIONSHIP BETWEEN THE PARTIES

     Consultant is retained only for the purposes and to the extent set forth in the Purpose of this Agreement, and his relationship to aaiPharma shall be that of an independent contractor. As such Consultant shall not be entitled to any pension, stock, bonus, profit-sharing, health, or similar benefits which are available to aaiPharma employees.

ARTICLE VI
MISCELLANEOUS

     This Agreement may be amended only by written instrument executed by both parties. This Agreement shall be interpreted in accordance with the laws of the State of North Carolina. Neither party shall be liable for consequential, punitive or exemplary damages with respect to this Agreement.

     IN WITNESS WHEREOF, aaiPharma has caused this Agreement to be executed in its corporate name by a duly authorized officer, and Consultant has set his hand and seal, as of the day and year first above written.

CONSULTANT

By:	/s/ William L. Ginna, Jr.

William L. Ginna, Jr.

aaiPHARMA INC.

By:	/s/ Greg Rayburn

Name: Greg Rayburn Title: COO